EXHIBIT 99.1

7 August 2014
KENNEDY WILSON EUROPE REAL ESTATE PLC
INTERIM RESULTS FOR THE PERIOD ENDED 30 JUNE 2014

KENNEDY WILSON EUROPE REAL ESTATE BUILDS OVER £1BN PORTFOLIO IN FOUR MONTHS SINCE IPO
Kennedy Wilson Europe Real Estate Plc (“KWERE” or the “Company”), and together with its subsidiaries, the “Group”), a LSE listed company that invests primarily in real estate and real estate loans in Europe (LSE: KWE), today announces its results for the period from incorporation on 23 December 2013 to 30 June 2014.
HIGHLIGHTS FOR THE PERIOD ENDED 30 JUNE 2014:
Overview:

•	Successfully completed a £1 billion flotation on the Main Market of the London Stock Exchange on 28 February 2014 at £10 per share and subsequently included in the FTSE 250 stock index

•	Second largest London Stock Exchange real estate IPO on record

•	Eight acquisitions completed in four months since the IPO

•	£1.05 billion portfolio market value

•	Interim dividend declared of 2 pence per share

•	A well-established European management and advisory team, with over 60 real estate professionals and growing

Financial:

•	NAV of £992.5 million, with a NAV per share of 991.4p

•	Profit before tax of £24.7 million

•	Earnings per share of 37.6p

•	Non-recourse floating rate debt of £202.9 million

•	Loan to value of 17.3%

Portfolio:

•	Effectively deployed over £1 billion of the IPO proceeds in eight acquisitions, comprising 74 direct real estate assets and two loan portfolios secured by 25 properties, across the UK and Ireland

•	Combined total portfolio gross income of £75.4 million and gross yield of 7.6%[1]

•	By value, 62% of the portfolio is in the UK, with the remaining 38% in Ireland

•	By investment type, around 90% of the portfolio is in direct real estate, with the remaining 10% in loans

•	By asset class (direct real estate only), 59% of the portfolio is in office, 22% in retail, 10% in industrial and 9% in multifamily

•	Real estate portfolio:

◦	generating £67.5 million of gross rental income per annum

◦	delivering a 7.7% gross yield[1]

◦	89% occupancy[2]

◦	5.9 million sq ft

◦	WAULT of 8.1 years

•	Loan portfolio:

o	two loan portfolios with £135 million unpaid principal balance

o	generating £7.9 million of gross income per annum

o	84% of loan portfolio value secured by long-term UK Government leases

o	secured by 25 real estate assets in total

•	Adopted a unique, in-house approach to strategic asset management across some of the major assets, which have been value enhancing for the portfolio including:

o	successfully leased vacant space

o	re-geared leases

o	selective refurbishment projects

o	sought planning permission to add square footage

Since 30 June:

•	A further three acquisitions undertaken in Ireland for an aggregate consideration of £118.4 million – comprising two direct real estate assets and one loan portfolio secured by 13 properties

•	Completed a £127 million debt financing secured against the Tiger and Artemis portfolios

•	Loan to value (at the date of this announcement) of 25%

Outlook:

•	Made excellent progress since the IPO in delivering on the Company’s strategy of building a large-scale, high quality and diverse portfolio of real estate and real estate loans

•	Steady recovery in our target markets with a number of financial institutions currently looking to accelerate their de-leveraging programs

•	Identified a robust pipeline of assets in target jurisdictions in Europe, which are at different stages of evaluation, and is actively exploring these opportunities

•	Well positioned to capitalise on the market opportunities and extract value from the existing portfolio, to deliver shareholder value

Investment Management Fee - Share Issuance:
For the period ended 30 June 2014, based on an EPRA NAV of £992.9 million, a quarterly management fee of £2.5 million will be paid to KW Investment Management Ltd, as investment manager to the Group. In line with the Investment Management Agreement, this fee will be paid 50% in shares (116,208 shares) and 50% in cash.

Dividends:
The directors of the Company have resolved to pay an interim dividend of 2.0 pence per share.

See below the dividend payment timetable:
Dividend declared: 7 August 2014
Ex-dividend date: 13 August 2014
Record date: 15 August 2014
Payment date: 29 August 2014

Commenting, Charlotte Valeur, Chairperson of Kennedy Wilson Europe Real Estate, said: “The Board is very pleased with the Company’s progress and performance since its IPO. The Board believes that the Company is on a sound operational and financial footing to progress its investment strategy and is well placed to enhance rental and capital growth through active asset management initiatives. The Board further believes that the overall European market is characterised by improving market sentiment and the Company is well positioned to capitalise on the opportunities this presents and grow the portfolio in line with its strategic investment objectives as it seeks to deliver shareholder value.”

Mary Ricks, President and CEO of Kennedy Wilson Europe, commented: “We have made excellent progress towards achieving the strategic goals we set out at the time of the IPO.  In the short space of four months, we have built a high quality income producing investment portfolio and we believe there is visible upside to come through our asset management programs. We continue to be highly active in our target markets and are looking at a strong pipeline of assets in the short to medium term. We’ve had a very positive first half of the year on both financial and operational fronts, and are optimistic about the prospects for delivering value to our shareholders as we build our current portfolio and source further opportunities that are aligned with the Company’s objectives.”

Notes:

1. Excluding development site
2. Total occupancy calculated on total area

For further information, please contact:

FTI Consulting – financial public relations
Richard Sunderland/ Nick Taylor/ Dido Laurimore:                 +44 (0)203 727 1000
kennedywilson@fticonsulting.com

Conference call for analysts and investors
There will be a conference call for analysts and investors at 13:00 (UK time), 14.00 CET today. Dial in details are as follows:

London, United Kingdom:
New York, USA:	1718 354 1152
Confirmation Code:	7851325
About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed closed ended investment fund that invests primarily in real estate and real estate loans in Europe, initially in the UK, Ireland and Spain, and other European countries on an opportunistic basis. The Company's primary objectives are to generate and grow long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company is externally managed by Kennedy Wilson, through a wholly-owned subsidiary acting as investment manager. The Company is regulated by the Jersey Financial Services Commission. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilsoneuropeplc.com.

About Kennedy Wilson
Founded in 1977, Kennedy Wilson is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com.

Forward Looking Statements
This announcement may contain certain forward-looking statements with respect to Kennedy Wilson Europe Real Estate Plc (the “Company”) and its subsidiaries (together, the “Group”), and the Group’s financial condition, results of operations, business, future plans and strategies, anticipated events or trends, and similar matters, that are not historical facts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of operations, performance or achievements of the Group or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as at the date of this announcement. The Company undertakes no obligation to release publicly any revisions or updates to these forward-looking statements to reflect future events, circumstances, unanticipated events, new information or otherwise except as required by law or any appropriate regulatory authority.

Chair’s letter

On behalf of the Board, I am pleased to present our inaugural interim management report and financial statements. Since our successful circa £1 billion London Stock Exchange IPO in February 2014, the Company has been included in the FTSE 250 share index.

In the period since our IPO in February 2014, the Investment Manager has sourced for the Company eight high quality, diverse real estate and loan investment portfolios across the UK and Ireland, which are valued at £1.05 billion as at 30 June. There are a further three acquisitions that have been contracted by the Company since 30 June, thereby substantially deploying the proceeds raised from the IPO. The new acquisitions will be financed from the Company’s remaining IPO proceeds and the recently completed financing secured against the Tiger and Artemis portfolios.

The Company’s Investment Manager and its advisory team have been instrumental in the Company’s excellent progress to date in successfully building a large, diverse and high-quality real estate and loan portfolio. The high quality of the assets acquired in the portfolio and the strong underlying covenants, together with the potential for implementation of value-yielding proactive asset management initiatives are reflective of the depth of the sourcing ability and management capability of the Investment Manager and its advisory team.

As at 30 June, the NAV was £992.5 million (991.4 pence per share, with an EPRA NAV of £992.9 million) and the consolidated profit after tax including revaluation of assets is £24.2 million, with a LTV of 17.3%. Taking into account the Company’s successful performance in the reported period and in line with the Company’s stated intention of paying quarterly dividends, the Board is pleased to announce a dividend of 2 pence per share (covered by the Group’s net income) payable on 29 August 2014 to shareholders on the register at the close of business on 15 August 2014.

The Company has maintained a strong liquidity position to enable it to meet its liabilities as they fall due, supported by cash balances of £124.5 million at the end of the reporting period. As at 30 June 2014, the Company had assumed approximately £202.9 million of non-recourse debt, 100% of the outstanding debt was floating rate and 72% of the Group’s borrowings have been hedged with interest rate caps.
The Board has also implemented the highest standards of corporate governance and works closely with the Investment Manager and its advisors to ensure these standards are maintained. The Company has obtained membership of the Association of Investment Companies (“AIC”), one of the main bodies responsible for the application of best practice associated with the UK Corporate Governance Code. We also intend to become members of EPRA, the real estate body which formulates best practice for the European real estate sector in reporting and accounting.

The Board is very pleased with the Company’s progress and performance since its IPO. The Board believes that the Company is on a sound financial footing to progress its investment strategy and is well placed to enhance rental and capital growth through active asset management initiatives. The Board further believes that the overall European market is characterised by improving market sentiment and the Company is well positioned to capitalise on the opportunities this presents and grow the portfolio in line with its strategic investment objectives as it seeks to deliver shareholder value.

The Chair wishes to thank the Company’s shareholders for their continued support.

Charlotte Valeur
Chair
7 August 2014

Investment Manager’s report
We are pleased to present the first Investment Manager’s report for the Company. The high quality of the investments in the Company’s portfolio demonstrates the strength of our sourcing and origination ability across the investment management team. The immediate implementation of strategic asset management initiatives has resulted in a direct positive impact in the value of the underlying portfolios.
Since the £1 billion LSE IPO of the Company that completed in late February 2014, we have been extremely active in executing the Company’s investment objectives and strategy within the parameters of its published investment policy. Over the 4-month reported period, our European management and advisory team of over 60 professionals has successfully built and managed a high-quality, diverse investment portfolio, comprising 74 direct real estate assets and 2 loan portfolios secured by 25 real estate assets, valued at £1.05 billion as at 30 June 2014.

We continue to develop and strengthen our relationships with banks and financial institutions that are deleveraging the several billions worth of assets on their balance sheets. We see acquisition opportunities originating and continuing to come forward as a result of these long-term relationships.
Our strong industry relationships, complemented by our broad investment mandate to invest in both direct real estate assets and loan portfolios across multiple geographies in Europe, as well as our flexibility, speed and certainty of execution (in both competitive on-market bidding processes and off-market transactions) has made us a very attractive counterparty for the sellers of assets. Moreover, this is a key differentiator from our competitors in the real estate industry.

Investment portfolio
As at 30 June, the Company’s real estate portfolio is diversified across the UK and Irish markets and consists of 74 direct real estate assets covering 5.9 million sq ft. We also sourced the acquisition of 2 UK loan portfolios secured by 25 real estate assets. The acquired assets are high quality and have been bought at significant discounts to original cost, having visible upside potential by improving cash flows through strong asset management combined with improving market conditions.

Sourcing capabilities
Since entering the European market in 2011, Kennedy Wilson’s strategy in Europe is a reflection of its over 35 years of global investment experience in North America and Asia. The Kennedy Wilson approach is one of creating long term relationships with financial institutions that allows us to access attractive investment opportunities.

This was evident in our acquisition of the Jupiter portfolio, a portfolio of UK real estate assets, that we sourced through our initial investment in the B-note for the Fox securitisation CMBS. Through negotiations with the special servicer and receiver, we have since been able to acquire the underlying portfolio of assets. We believe there is significant medium to long term upside potential through the proactive management of the Jupiter portfolio assets.

Similarly, our acquisition of the Avon portfolio, which is secured by underlying collateral of five high tech properties with government tenants across the UK, is a testament of our successfully competing and completing transactions in on-market bidding processes.

Asset management
Our unique, in-house approach to strategic asset management has already resulted in the implementation of key initiatives across some of our major real estate assets.

Across the UK real estate portfolio, we have successfully leased vacant space and have re-geared leases as anticipated. In particular, we have seen very positive asset management activity in our assets. We recently completed a 10 year lease with DHL at the Croydon asset within the Artemis portfolio. In addition, we are currently in advanced negotiations with one of our key tenants in the Jupiter portfolio to renew the lease for a term of 15 years at market rates. We believe this will substantially improve the value of the asset. In Ireland, both Opera and Central Park assets have been performing ahead of business plan which has also resulted in improved values. We are confident that we will continue to extract value from these portfolios.

The Opera portfolio, comprising high quality commercial assets in central Dublin, is 99% occupied and is benefiting from its exposure to the Dublin central business district office recovery. There are two significant value add opportunities that exist at the Baggot Street building and the Stillorgan shopping centre in Dublin. At Baggot Street, an application for planning permission has been submitted to seek extension of the existing 90,000 sq ft building to an enlarged floor plate giving a total net area of 130,000 sq ft. At Stillorgan, plans for a refurbishment of the centre are close to completion. We continue to see a high level of occupancy at the centre with new leases and renewals running ahead of plan.

At Central Park, a multifamily scheme in Dublin, Ireland, our refurbishment program of the existing multifamily units is getting a favourable response from tenants. In addition we have completed the evaluation and re-design of the vacant commercial units and will be completing these units to landlord specification and bringing them to market during the second half of 2014. We are also finalising the detailed design for the completion of 166 multifamily units in Block K (currently built to podium level) and have commenced construction procurement with contractors.

Across our loan portfolio, we adopt various asset management strategies including consensual negotiations with borrowers to achieve early disposals of the assets, sales to borrowers as well as enforcement-led ownership.

Financing
As at 30 June, we have assembled a portfolio of high quality assets whilst not yet fully utilising the Company’s stated overall LTV target. Against the £1.05 billion portfolio value as at 30 June, the Company had assumed £202.9 million of non-recourse debt. As the financing markets continue to improve, we will look to secure a modest amount of leverage for the Company. We, on behalf of the Company, continue to consider all available funding options. If the volume of acquisition opportunities remains significant and attractive, we will consider further options, including equity financing and joint ventures.

Since 30 June 2014
Since 30 June, we have completed the acquisition of the Portmarnock Hotel and Golf Links outside of Dublin, and entered into an agreement to acquire the Marshes Shopping Centre in Dundalk, Ireland. We have also entered into an agreement to acquire the Elliott loan portfolio secured by 13 Irish office, retail and multifamily properties. These acquisitions, made for an aggregate cash consideration of £118.4 million, are consistent with the Company’s objective of acquiring high quality assets in its core markets with longer term upside through proactive asset management.

In addition, the Company has recently completed a £127 million debt financing secured against the Tiger and Artemis portfolios, and we are in active discussions with potential lenders for securing additional asset and corporate level facilities. These financings will provide the Company with the additional firepower to pursue its active pipeline of potential acquisitions.

Outlook
We have made excellent progress since the IPO in delivering on the Company’s strategy of building a large-scale and diverse portfolio of real estate and real estate loans. By leveraging the management team’s experience and building relationships with financial institutions, we have been successful in assembling a high quality portfolio which offers strong income streams, as well as the opportunity for additional returns achieved through the value enhancing asset management initiatives that we have identified.

Looking ahead, the market continues to show steady improvement. A number of UK and Irish institutions are looking to accelerate their de-leveraging programs against the backdrop of improved market conditions and enhanced investor confidence. Additionally, we believe there are significant opportunities in Spain and Italy as international banks are still yet to embark on meaningful deleveraging programs. We have identified a robust pipeline of assets in our target jurisdictions in Europe that are at different stages of evaluation and we are actively exploring these opportunities.

We remain very optimistic about the prospects for delivering attractive returns to the Company’s shareholders from the current portfolio and sourcing further investment opportunities that are aligned with the Company’s objectives.

We appreciate the support of the Company’s stakeholders and look forward to continued success.

William McMorrow
Chairman and CEO, Kennedy Wilson

Mary Ricks
President and CEO, KW Europe
Director, Investment Manager

7 August 2014
Portfolio Overview

38% of our current portfolio is located in Ireland and 62% is in the UK. 90% of our portfolio is direct real estate, of which 59% is offices, 22% is retail, 10% is industrial and 9% is multifamily.

United Kingdom Portfolio

£650 million value*
59 direct real estate assets covering 4.9 million sq ft

Two loan portfolios secured by 25 real estate assets

*includes market value of loan balances at 30 June 2014

Portfolio by geography (Value)*
Scotland	38%
North	22%
London	16%
South East	14%
Midlands	7%
Southwest	3%

Portfolio by asset class (Value)*
Office	64%
Retail	19%
Multifamily	17%
*Direct real estate only

Portfolio by investment type (value)
Direct real estate	83%
Loans	17%

Market overview

Business and consumer confidence both rebounded in 2013 with the result that UK GDP grew by 1.9%. Forecasts indicate growth of 2.9% this year and a further 2.5% in 2015.

The availability of property finance is also steadily increasing across all UK markets, with lenders buoyed by the outlook for the economy and improving property fundamentals. The growing participation of non-traditional lenders such as private equity and specialist debt funds has resulted in improved pricing.

Momentum in UK commercial property markets is increasing. There has been a continuation of the downward trend in prime yields with a five basis point hardening in average prime yields. A fall in secondary yields has further closed the gap between the two. Regional investment demand is expected to continue to improve as investors seek to take advantage of the spread between London and regional yields.

Office rental growth is being forecast at 5.9% for 2014. While the majority of the growth is coming from London and the South East, rental growth in the rest of the UK offices is expected to contribute more meaningfully into 2015. Growth in these regional areas should accelerate as the existing vacancy in London is absorbed. Recovering tenant demand and little speculative development are further expected to underpin the regional recovery.

2014 has also seen a consistent flow of occupier requirements for industrial and distribution units across all size categories. Rents grew by an annualised 2.1% in Q1 2014, a rate which is expected to continue through to the end of the year. The industrial sector continues to attract strong investor demand, particularly for better quality assets.

Sources:

Colliers International Research & Forecast Report Q2 2014
Savills Work Research UK Commercial Market in Minutes June 2014

UK Real Estate

Tiger Portfolio

Location	31% South East, 28% North, 22% Midlands, remainder in Scotland and South West
Summary description	9 office, 3 industrial, 1 retail and 1 mixed use (office/retail) assets
Market value	£73.5 million
Total floor area (sq ft)	1.2 million
Occupancy (by area)	89%
Gross rental income (p.a.)	£8.2 million
Asset management strategy	Manage lease renewals, refurbish and release

Artemis Portfolio

Location	UK: 32% South East, 21% London, 18% Scotland, remainder in North, Midlands and South West.
Summary description*	7 office, 12 industrial and 6 retail assets.
Market value	£152.4m
Total floor area (sq ft)	1.3m
Occupancy (by area)	86%
Gross rental income (p.a.)	£11.4m
Asset management strategy	Lease current vacant space across two office and two industrial buildings. Upside from further market rental growth and yield compression.
* excludes one industrial asset which had not completed as at 30 June 2014

Jupiter Portfolio

Location	54% Scotland, 25% North, 18% London, remainder in South West, South East and Midlands
Summary description*	8 retail, 11 office and 1 industrial asset
Market value	£314.9 million
Total floor area (sq ft)	2.4 million
Occupancy (by area)	88%
Gross rental income (p.a.)	£24.7 million
Asset management strategy	Renew or re-gear major leases Refurbish and /or re-develop
* excludes one retail/leisure asset which had not completed as at 30 June 2014

UK Loan Portfolio

Avon Portfolio

Loans	5
Connections	1
Location	100% England
Collateral description	Loan secured by 5 high tech properties
Market value	£92 million
Gross income (p.a.)	£7.1 million
Asset management strategy	Hold assets to benefit from yield to strong covenant with unexpired lease length of 17 years

Corbo Portfolio*

Loans	1
Connections	1
Location	92% Northern Ireland, 8% Scotland
Collateral description	Loan secured by 20 retail centres /retail park assets
Market value	£17.8 million
Gross income (p.a.)	£0.8 million
Asset management strategy	Oversee programme of consensual disposals
* Ownership of 8.13%

Ireland Portfolio

•	£396 millon* value

•	15 Assets

•	1 million sq ft

*Exchange rate as at 30 June 2014 €1:£0.80

Portfolio by geography (value)
Dublin	94%
Cork	6%

Portfolio by asset class* (value)
Office	52%
Retail	27%
Multifamily	21%

Portfolio by investment type (value)
Direct real estate	100%
Loans	0%

Market Overview

Investment market activity in the first half of 2014 continued to build on the strong recovery seen during 2013. Volumes in the first 6 months are reported to be circa €1.7 billion with most market commentators expecting this level to be exceeded in the second half of the year. As expected NAMA and RBS were the main sellers in the market, but the number of institutions looking to use improved market conditions to accelerate their de-leveraging programs is increasing. Demand also rose with a number of local buyers having raised capital coupled with some new overseas entrants. As the levels of liquidity improved and sellers become more confident in market pricing, we have seen a trend emerging towards more ‘off market’ or ‘selectively marketed’ sales processes. We expect this trend to gather pace and believe it will primarily benefit those firms who have a real presence in the market with strong closing track records.

The Company’s existing portfolio has strong exposure to Dublin city centre offices, rented multifamily and to a lesser extent retail and Dublin hotels (since 30 June). On the occupancy side the ongoing improvement in the Irish economy coupled with shortages of new stock, such as Dublin city centres offices and parts of the multifamily market, continues to put pressure on rents. For example Grade A vacancy for offices in Dublin 2 and 4 is 3% with prime rents now at circa €40 psf, an increase of 15% from the start of Q1. Our belief is the retail market has, or is close to, bottoming out with improved employment prospects gradually feeding into consumer confidence and ultimately retail sales during the year. The recovery of the Dublin hotel market is continuing into 2014 with improved visitor numbers to the city. Occupancy levels are high and we see good room for improvement in daily rates as the year progresses.

This positive backdrop to both the investment and occupancy market has driven very strong returns with IPD reporting total annualised returns of 26.6% p.a. for the Irish market as of 30 June 2014. For the remainder of 2014 we expect to see a good balance of supply and demand in the investment market, with continued recovery in occupancy markets supporting our existing portfolio and new acquisitions.

Sources:
JLL Ireland Investment Market Report Q2 2014
CBRE Dublin Office Market View Q2 2014
SCSI/ IPD Ireland Quarterly Property Index to 30 June 2014

Ireland real estate

Opera Portfolio

Location	13 assets located in Dublin, with one asset located in Cork
Summary description	6 retail and 7 office assets
Market value	£314.6 million
Total floor area (sq ft)	681,000
Occupancy (by area)	99%
Gross rental income (p.a.)	£19.2 million
Asset management strategy	Let vacant space, regear leases, extend/redevelop select assets

Central Park Buildings

Location	Located in Sandyford, 11km from Dublin city centre
Summary description	Comprises 272 pre-built multifamily units (166 to be developed) and 31,000 sq ft of commercial space
Market value	£69.1 million (£61.9 million assets and £7.2 million development site)
Total floor area (sq ft)	258,000; 272 multifamily units plus 31,000 sq ft commercial space
Occupancy (by area)	78%
Gross rental income (p.a.)	£3.1 million
Asset management strategy	Refurbish apartments, drive rents, provide tenant amenities and develop out multifamily units and commercial space

Liffey Trust Building

Location	Dublin city centre
Summary description	81 unit multifamily scheme
Market value	£11.8 million
Total floor area (sq ft)	65,000
Occupancy (by area)	83%
Gross rental income (p.a.)	£0.9 million
Asset management strategy	Enhance tenant offering to underpin future rental growth. Take advantage of improving rental market

Principal risks and uncertainties
By using risk management and internal control systems the Company is able to identify, assess and prioritise risks within the business and seeks to minimise, control and monitor the impact of each risk and its potential financial impact, whilst maximising the potential to exploit those risks to create shareholder return.

The Board of the Company has overall responsibility for the management of risk within the group structure. Risks and controls are monitored through the production of and ongoing update and assessment of group wide risk registers. The Board regularly reviews the principal risks and uncertainties, together with actions taken to mitigate them. The Board has delegated the overall responsibility for assurance over the risk management process and the review of the mitigation controls to the audit committee.

As this is the first interim report since the launch of the Company, the Board is assessing the risks on an ongoing basis and will report in detail on their annual assessment of risks in the annual report. The Board considers the following risks are applicable for the next 6 months:

Risk	Description and potential impact	Mitigation
General economic conditions	Market or economic changes such as higher interest rates, reduced demand, reduced availability of credit or declining investment yields restrict business development and cause valuations to fall.	Geographical spread. Portfolio split between real estate assets and loans. Active portfolio management. Interest rate hedging is applied to manage interest rate risk.
Acquisitions	Inability to acquire new assets in existing and new markets, due to strong competition for desirable properties and loan portfolios.	Experienced investment team. Ability to control timing of entry to markets.
Lack of availability of bank funding	Increased costs of borrowing, together with limits on ability to fund future cash requirements.	Access to different sources of finance. Corporate and asset level financing. Modest gearing.
Occupier demand	Unoccupied space within the Company's portfolio. There is a risk that, due to a lack of demand, the space may take longer to lease than expected.	Monitor market cycle, geographic spread and customer demand before committing to new acquisitions.
Tenant default	Continuing uncertainty in certain sectors of the economy, increasing the risk of failure of tenants or the inability of tenants to meet contractual rental payments.	Large and diversified tenant base. Experienced asset management team. Strong relationships with tenants.

Responding to regulatory and legislative changes	Reduced flexibility and increased cost base.	Sound governance and internal policies and procedures with support from external advisers as appropriate.
Inability to implement strategy or correctly allocate capital	Constrains growth and reduce profitability.
Regular strategic reviews and monitoring Investment Manager’s performance.
Monitoring of key performance indicators.
Investment Manager regularly reviewing results.
Detailed capital planning and financial modelling.

Investment Manager risks	The Group is dependent on the Investment Manager for its expertise and management, including its ability to attract and maintain access to experienced staff to support the Group's activities.	Close supervision of the Investment Manager through regular monitoring and review of its activities and use of a performance based fee to incentivise its activities.
Regulatory risk
The Group is subject to laws and regulations in a number of jurisdictions and is required to comply with various laws and regulatory requirements including those imposed under AIFMD, listing requirements, anti-money laundering and insider dealing etc.
The Investment Manager has appointed advisers with legal and regulatory expertise to ensure that systems have been implemented to ensure the Group adheres to its regulatory requirements.

Statement of Directors’ responsibilities

The Directors confirm to the best of their knowledge

(1)
that the consolidated interim financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting as adopted by the EU. In accordance with that standard, the Directors have prepared a complete set of consolidated interim financial statements in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the EU which are effective for financial periods beginning after 23 December 2013 and

(2)	that the interim management report herein includes a fair review of the information required by Disclosure and Transparency Rules of the United Kingdom Financial Conduct Authority (“DTR”), namely:

•
DTR 4.2.7, being an indication of important events that have occurred during the period from incorporation on 23 December 2013 to 30 June 2014 and their impact on the interim financial statements, and a description of the principal risks and uncertainties for the remaining six months of the financial year; and

•
DTR 4.2.8, being related party transactions that have taken place during the period from incorporation on 23 December 2013 to 30 June 2014 and that have materially affected the financial position or performance of the entity during the period.

Going concern
After making enquiries, the Directors have formed a judgement, at the time of approving the financial statements, that there is a reasonable expectation that the Group as a whole has adequate resources to continue in operational existence for the foreseeable future. For this reason, they have adopted the going concern basis in preparing the financial statements.

On behalf of the Board

Simon Radford
Director

Mark McNicholas
Director

7 August 2014

Independent review report
To: the members of Kennedy Wilson Europe Real Estate Plc
INTRODUCTION
We have been engaged by the Company to review the consolidated interim financial statements in the financial report for the period from incorporation on 23 December 2013 to 30 June 2014, which comprises the consolidated income statement, the consolidated statement of comprehensive income, the consolidated statement of financial position, the consolidated statement of changes in equity, the consolidated cash flow statement and the related explanatory notes (the “Financial Statements”).
We have read the other information contained in the Interim Report and considered whether it contains any apparent misstatements or material inconsistencies with the information in the Financial Statements.
This report is made solely to the Company in accordance with the terms of our engagement to assist the Company in meeting the requirements of the Transparency Rules of the United Kingdom Financial Conduct Authority.
Our review has been undertaken so that we might state to the Company those matters we are required to state to it in this report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company for our review work, for this report, or for the conclusions we have reached.
DIRECTORS’ RESPONSIBILITIES
The Financial Statements are the responsibility of, and have been approved by, the Directors. The Directors are responsible for preparing the half-yearly Interim Report in accordance with the Transparency Rules of the United Kingdom Financial Conduct Authority.
The Directors are responsible for ensuring that the Financial Statements of the Group are prepared in accordance with IAS 34 Interim Financial Reporting as adopted by the EU. As the Company is preparing a complete set of financial statements in its Interim Report, the Directors are responsible for ensuring the financial statements have been prepared in accordance with IFRSs as adopted by the EU.
OUR RESPONSIBILITY
Our responsibility is to express to the Company a conclusion on the set of consolidated interim financial statements in the Interim Report based on our review.
SCOPE OF REVIEW
We conducted our review in accordance with International Standard on Review Engagements (UK and Ireland) 2410 Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Auditing Practices Board. A review of interim financial information consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing (UK and Ireland) and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.
CONCLUSION
Based on our review, nothing has come to our attention that causes us to believe that the consolidated interim financial statements in the Interim Report for the period from incorporation on 23 December 2013 to 30 June 2014 is not prepared, in all material respects, in accordance with IAS 34 and consequently IFRSs as adopted by the EU and the Transparency Rules of the United Kingdom Financial Conduct Authority.

Michael Gibbons
for and on behalf of
KPMG
Chartered Accountants, Statutory Audit Firm
1 Stokes Place, St Stephen’s Green, Dublin 2, Ireland
7 August 2014

Unaudited consolidated income statement
for the period from incorporation on 23 December 2013 to 30 June 2014

	Notes	£m

Revenue
Rental income	7	7.4
Interest from loans secured by real estate	15	1.2
		8.6

Gain on sale of investment property		0.1
Net change in fair value of investment and development property	14	21.1
Net change in fair value of loans secured by real estate	15	0.2
		30.0
Expenses
Investment management fee	28	(2.70)
Acquisition related expenses		(1.20)
Administrative expenses	8	(1.30)
Property operating expenses	9	(0.60)
Results from operating activities before financing costs		24.2

Finance income	10	0.8
Finance costs	11	(0.30)
Net finance income		0.5

Profit before taxation		24.7

Taxation	12	(0.50)
Profit for the period		24.2

Earnings per share (basic & diluted)	13	37.6p

The accompanying notes form an integral part of these consolidated interim financial statements.

Unaudited consolidated statement of comprehensive income
for the period from incorporation on 23 December 2013 to 30 June 2014

	Notes	£m
Profit for the period		24.2

Other comprehensive income:
Items that may be reclassified subsequently to profit or loss:
Net loss on currency translation adjustments	26	(0.80)
Other comprehensive loss for the year		(0.80)

Total comprehensive income for the period, net of tax		23.4

The accompanying notes form an integral part of these consolidated interim financial statements.

Unaudited consolidated statement of financial position
as at 30 June 2014

Notes Notes		£m

Non-current assets
Investment and development property	14	936.2
Loans secured by real estate	15	109.8
Derivative financial assets	22	0.3
		1,046.3
Current assets
Rent and other receivables	16	21.5 .
Short term loans and receivables	17	36.5
Cash and cash equivalents	18	99.5
Restricted cash	19	25.0
		182.5

Total assets		1,228.8

Current liabilities
Trade and other payables	20	(29.30)
Mortgage borrowings	21	(10.30)
		(39.60)

Non-current liabilities
Trade and other payables	20	(3.40)
Mortgage borrowings	21	(192.60)
Derivative financial liabilities	22	(0.70)
		(196.70)

Total liabilities		(236.30)

Net assets		992.5

Equity
Stated capital	25	969.1
Foreign currency translation reserve	26	(0.80)
Retained earnings		24.2
Total equity		992.5

Basic and diluted net asset value per share	13	991.4p
EPRA net asset value per share	13	991.8p

The accompanying notes form an integral part of these consolidated interim financial statements.

Unaudited consolidated statement of changes in equity
for the period from incorporation on 23 December 2013 to 30 June 2014

	Stated capital	Foreign currency translation reserve	Retained earnings	Total equity
	£m	£m	£m	£m

Total equity at 23 December 2013	-	-	-	-
Profit for the period	-	-	24.2	24.2
Other comprehensive income/(expense)	-	(0.8)	-	(0.8)
Total comprehensive income for the period	-	(0.8)	24.2	23.4
Transactions with owners of the Company recognised directly in equity:
Dividends (see Note 27)	-	-	-	-
Issue of ordinary shares (see Note 25)	1001.0	-	-	1001.0
Share issue costs (see Note 25)	(32.0)	-	-	(32.0)
Shares issued to partially settle Investment Management fee (see Notes 25 and 28)	0.1	-	-	0.1
Total equity at 30 June 2014	969.1	(0.8)	24.2	992.5

The accompanying notes form an integral part of these consolidated interim financial statements.

Unaudited consolidated cash flow statement
for the period from incorporation on 23 December 2013 to 30 June 2014

	Notes	£m

Cash flows from operating activities
Profit for the period		24.2
Adjustments for:
Gain on sale of investment and development property		(0.1)
Net change in fair value of investment and development property	14	(21.1)
Net change in fair value of loans secured by real estate	15	(0.2)
Finance income	10	(0.8)
Finance costs	11	0.3
Taxation	12	0.5
Operating cash flows before movements in working capital		2.8
(Increase) in rent and other receivables		(11.3)
Increase in trade and other payables		31.8
Cash generated from operations		23.3
Interest received	10	0.8
Interest paid		(0.1)
Cash flows generated from operating activities		24.0

Investing activities
Acquisition of investment and development property[1,2]	14	(651.4)
Acquisition of loans secured by real estate	15	(145.9)
Improvements to investment and development property	14	(1.3)
Cash flows used in investing activities		(798.60)

Financing activities
Proceeds from issue of shares[1]	25	931.1
Share issue costs	25	(32.0)
Increase in monies held in restricted cash	19	(25.0)
Cash flows from financing activities		874.1

Net increase in cash and cash equivalents	18	99.5

Cash and cash equivalents at beginning of period	18	-

Cash and cash equivalents at the reporting date	18	99.5

1
On 28 February 2014, on Admission to the London Stock Exchange, the Company issued 7,000,000 shares to KW Europe Investors Ltd (a related entity) and Welford Limited (an unrelated entity) in equal portions in consideration for the acquisition of the holding company of the Tiger Portfolio of investment properties. The fair value of the shares on issue was £70.0 million. Further details are set out in Note 28.

2	On completion of the Opera acquisition and the Central Park acquisition, the Group assumed debt totalling £202.9 million. Further details are set out in Note 28.

The accompanying notes form an integral part of these consolidated interim financial statements.

Notes to the consolidated interim financial statements for the period ended 30 June 2014
1. General information
The Company is a limited liability, closed-ended investment company incorporated in Jersey on 23 December 2013. The Group comprises the Company and its subsidiaries.
The Company’s ordinary shares were listed on the main market for listed securities of the London Stock Exchange on 28 February 2014.
The registered office of the Company is 47 Esplanade, St Helier, Jersey, JE1 0BD, Channel Islands. The Company invests in investment and development property, and loans secured by real estate in Europe, initially in the UK, Ireland and Spain, and thereafter in these jurisdictions as well as other European countries on an opportunistic basis with the objective of generating and growing long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions.
The interim report was approved and authorised for issue on 7 August 2014 and signed by Simon Radford and Mark McNicholas on behalf of the Board.
The report and financial statements for the period ended 30 June 2014 are available on the Company’s website at www.kennedywilsoneuropeplc.com.
2. Basis of preparation
a) Statement of compliance
The unaudited consolidated financial statements included in the interim report have been prepared in accordance with International Accounting Standard (IAS) 34, ‘Interim Financial Reporting’ as adopted by the European Union. As permitted by that standard, the Company has prepared a full set of financial statements. Therefore these consolidated interim financial statements have been prepared in accordance with International Financial Reporting Standards (IFRSs) as adopted by the European Union which are effective for accounting periods beginning after 23 December 2013. The Company has not early adopted any forthcoming IASB standards. Note 4 sets out the details of such upcoming standards.
b) Basis of measurement
The consolidated interim financial statements are made up from 23 December 2013 to 30 June 2014 and have been prepared on the going concern basis, applying the historical cost convention except for investment and development property, certain loans secured by real estate, and derivative financial instruments which are stated at their fair value using the accounting policies as set out in Note 3.
c) Functional and presentational currency
These consolidated interim financial statements are presented in Pound Sterling as this is the Company’s functional currency and presentational currency. All financial information presented in Pound Sterling has been rounded to the nearest million, except where otherwise stated.
d) Use of estimates and judgements
The preparation of the consolidated interim financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised if the revision affects only that period or in the period of revision and future periods if the revision affects both current and future periods.
Critical judgements in applying accounting policies that have the most significant effect on amounts recognised in the financial statements in the period ending 30 June 2014 include management’s estimates of the fair value of investment and development property (see Note 14) and loans secured by real estate (see Note 15).
Business combinations

The Group acquires subsidiaries that own investment and development property. At the time of acquisition, the Group considers whether each acquisition represents the acquisition of a business or the acquisition of an asset. The Group accounts for an acquisition as a business combination where an integrated set of activities is acquired in addition to the property. More specifically, consideration is made of the extent to which significant processes are acquired and, in particular, the extent of services provided by the subsidiary (e.g., maintenance, cleaning, security, bookkeeping, hotel services, etc.).
When the acquisition of subsidiaries does not represent a business, it is accounted for as an acquisition of a group of assets and liabilities. The cost of the acquisition is allocated to the assets and liabilities acquired based upon their relative fair values, and no goodwill or deferred tax is recognised.
3. Significant accounting policies
The accounting policies set out below have been applied in preparing these consolidated interim financial statements.

a)	Basis of consolidation
Subsidiaries
Subsidiaries are those entities controlled by the Group. Control exists when the Group has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that presently are exercisable are taken into account. The financial statements of subsidiaries are included in the consolidated interim financial statements from the date on which control commences to the date on which control ceases.

b)	Property acquisitions and business combinations
Where property is acquired, via corporate acquisitions or otherwise, management considers the substance of the assets and activities of the acquired entity in determining whether the acquisition represents the acquisition of a business.
Where such acquisitions are not judged to be an acquisition of a business, they are not treated as business combinations. Rather, the cost to acquire the corporate entity is allocated between the identifiable assets and liabilities of the entity based on their fair values at the acquisition date. Accordingly, no goodwill or additional deferred taxation arises. Otherwise, acquisitions are accounted for as business combinations.

c)	Foreign currency translation
Transactions and balances
Transactions in currencies other than an entity’s functional currency are recorded at the exchange rate prevailing at the date of the transaction. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss for the financial period.
Foreign operations
The assets and liabilities of foreign operations are translated to Pound Sterling at the exchange rate prevailing at the reporting date. The revenues and expenses of foreign operations are translated to Pound Sterling at rates approximating to the foreign exchange rates ruling at the dates of the transactions. Foreign exchange differences arising on re-translation are taken to other comprehensive income (“OCI”) and then accumulated in a separate foreign currency translation reserve.
When a foreign operation is disposed of in its entirety or partially such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to profit or loss as part of the gain or loss on disposal. If the Group disposes of part of its interest in a subsidiary but retains control, then the relevant proportion of the cumulative amount is reattributed to Non-Controlling Interests. When the Group disposes of only part of an associate or joint venture while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified to profit or loss.
Hedge of a net investment in a foreign operation
The Group applies hedge accounting to foreign currency differences arising between the functional currency of a foreign operation and the Company’s functional currency (Pound Sterling).
To the extent that the hedge is effective, foreign currency differences arising on the translation of a financial liability designated as a hedge of a net investment in a foreign operation are recognised in OCI and accumulated in the foreign currency translation reserve. Any remaining differences are recognised in profit or loss. When the hedged net investment is disposed of, the relevant amount in the foreign currency translation reserve is transferred to profit or loss as part of the gain or loss on disposal.

d) Revenue recognition

Revenue includes rental income, service charges and management charges from properties and interest income from loans secured by real estate.
Rental income from operating leases is recognised on a straight-line basis over the lease term. When the Group provides incentives to its tenants, the cost of incentives is recognised over the lease term, on a straight-line basis, as a reduction of rental income. The lease term is the non-cancellable period of the lease together with any further term for which the tenant has the option to continue the lease, where, at the inception of the lease, the Directors are reasonably certain that the tenant will exercise the option.
Interest income on loans secured by real estate is recognised in profit or loss on an accruals basis by reference to the principal outstanding and the expected interest rate over the period to expected maturity.
e) Finance income
Interest income is recognised as it accrues in profit or loss, using the effective interest rate method.
f) Finance costs
Finance costs comprise interest expense on borrowings (including amortisation of deferred debt issue costs) and are recognised in profit or loss using the effective interest method. All interest expense on borrowings is recognised in profit or loss in the period in which it is incurred.
g) Taxation
Current tax
Current tax is calculated as the expected tax payable or receivable on the taxable income or loss for the financial period, using tax rates enacted or substantively enacted at the reporting date, with any adjustments to tax payable in respect of previous years. Current tax payable also includes any tax liability arising from the declaration of dividends.
Deferred tax
Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for:

•	temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss; and

•
temporary differences related to investments in subsidiaries, associates and jointly controlled entities to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future.

The measurement of deferred tax reflects the tax consequences that follow the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities. For investment and development property that is expected to be measured at fair value, the presumption that the carrying amount of investment and development property will be recovered through sale is not expected to be rebutted.
Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.
Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but the Group intends to settle current tax liabilities and assets on a net basis or the Group’s tax assets and liabilities are realised simultaneously.
A deferred tax asset is recognised for unused tax losses, tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be utilised. Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer expected to be probable that the related tax benefit will be realised.
h) Dividends
Dividends are recognised as a liability in the period in which they become obligations of the Company.

i) Investment and development property

Property held for long-term rental yields or for capital appreciation or both, and that is not occupied by the Group, is classified as investment property and recorded at fair value. Investment property also includes property that is being constructed or developed for future use as investment property.
Investment property is recognised when it has been acquired and future economic benefits are expected to be derived from its ownership. Investment property is measured initially at its cost, including related transaction costs and subsequently measured at fair value with any change recognised in profit or loss.
Investment property is derecognised when it has been disposed of or permanently withdrawn from use and no future economic benefit is expected from its disposal. The difference between the net disposal proceeds and the carrying amount of the asset would result in either gains or losses at the retirement or disposal of the investment property. Any gains or losses are recognised in the income statement in the year of retirement or disposal. Any gain or loss on disposal of an investment property (calculated as the difference between the net proceeds from disposal and the carrying amount of the item) is recognised in profit or loss.
When the use of a property changes such that it is reclassified as property, plant and equipment, its fair value at the date of reclassification becomes its cost for subsequent accounting.
A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.
Valuations reflect, when appropriate, the type of tenants actually in occupation or responsible for meeting lease commitments or likely to be in occupation after letting vacant accommodation, the allocation of maintenance and insurance responsibilities between the Group and the lessee, and the expected remaining economic life of the property. When rent reviews or lease renewals are pending with anticipated reversionary increases, it is assumed that all notices, and when appropriate counter-notices, have been served validly and within the appropriate time.
j) Mortgage borrowings
All mortgage borrowings are initially recognised at fair value less directly attributable transaction costs. After initial recognition, mortgage borrowings are subsequently measured at amortised cost using the effective interest method.
k) Financial instruments
Non-derivative financial assets
The Group initially recognises loans secured by real estate on the date that they are purchased. All other financial assets (including assets designated at fair value through profit or loss) are recognised initially on the trade date, which is the date that the Group becomes a party to the contractual provisions of the instrument.
The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in such transferred financial assets that is created or retained by the Group is recognised as a separate asset or liability.
The Group classifies non-derivative financial assets as financial assets at fair value through profit or loss. At 30 June 2014 the Group had the following non-derivative financial assets:
Cash and cash equivalents
Cash and cash equivalents comprise cash balances and call deposits with maturities of three months or less from the acquisition date that are subject to an insignificant risk of changes in their fair value, and are used by the Group in the management of its short-term commitments.
Rent and other receivables
Rent and other receivables are initially recognised at fair value, which is usually the original invoiced amount and subsequently carried at amortised cost using the effective interest method less provision made for impairment, if applicable.
Loans secured by real estate
Loans secured by real estate have been designated to be measured at fair value through profit or loss. The Group has designated financial assets and financial liabilities at fair value through profit or loss when the assets or liabilities are managed, evaluated and reported internally on a fair value basis.
Loans recorded at fair value through profit or loss are carried at fair value, while any related initial direct costs are charged immediately as an expense to the income statement.

Interest income will be accreted to profit or loss separately using the effective interest rate method.
Non-derivative financial liabilities
All financial liabilities are recognised initially on the trade date, which is the date that the Group becomes a party to the contractual provisions of the instrument and are measured initially at fair value less initial direct costs and subsequently measured at amortised cost. The Group derecognises a financial liability when its contractual obligations are discharged, cancelled or expire.
Derivative financial instruments and hedge accounting
Derivative financial instruments utilised by the Group are interest rate caps and forward exchange contracts entered into to mitigate identifiable financial risks. The Group does not enter into derivative contracts for speculative purposes. Instruments are used for hedging purposes to alter the risk profile of an existing underlying exposure of the Group in line with its risk management policies.
Changes in the fair value of derivative financial instruments that are designated and effective as hedges of net investments are recognised in OCI and in the net investment hedge reserve and the ineffective portion is recognised immediately in the income statement.
When a derivative instrument or a non-derivative financial liability is designated as the hedging instrument in a hedge of a net investment in a foreign operation, the effective portion of changes in the fair value of the hedging instrument is recognised in OCI and presented in the translation reserve within equity. Any ineffective portion of the changes in the fair value of the derivative is recognised immediately in profit or loss. The amount recognised in OCI is reclassified to profit or loss as a reclassification adjustment on disposal of the foreign operation.
Master netting or similar agreements
The hedging agreements do not meet the criteria for offsetting in the statement of financial position. This is because the Group does not have any currently legally enforceable right to offset recognised amounts, because the right to offset is enforceable only on the occurrence of future events such as default on the mortgage borrowings or other credit events.
Stated capital
Ordinary shares
Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares are recognised as a deduction from the stated capital account included in equity.

4. New standards and interpretations not yet adopted
A number of new standards, amendments to standards and interpretations are effective for future annual periods and have not been applied in preparing these consolidated interim financial statements. The upcoming standards are set out below and the Group is currently assessing their potential impact. The Group does not plan to early-adopt these standards.
New/Revised International Financial Reporting Standards     Effective date¹
IAS 27 – Separate Financial Statements     1 January 2014
IAS 28 – Investments in Associates and Joint Ventures     1 January 2014
IAS 32 (Amendment) – Offsetting Financial Assets and Financial Liabilities     1 January 2014
IAS 36 – Recoverable Amount Disclosures for Non-Financial Assets     1 January 2014
IFRS 10 – Consolidated Financial Statements     1 January 2014
IFRS 11 – Joint Arrangements     1 January 2014
IFRS 12 – Disclosure of Interests in Other Entities     1 January 2014
Amendments to IFRS 10, IFRS 11 and IAS 27 – Investment Entities     1 January 2014
IFRIC 21 – Levies                   1 January 2014
Annual improvements to IFRSs 2010 – 2012 Cycle                  1 July 2014*
Annual improvements to IFRSs 2011 – 2013 Cycle                  1 July 2014*
Defined Benefit Plans: Employee Contributions (amendments to IAS 9)    1 July 2014*
Amendments to IAS 16 and IAS 38: Clarification of acceptable methods of depreciation
and amortisation                    1 January 2016*
Amendments to IAS 16 and IAS 41: Bearer Plants    1 January 2016*
Amendments to IFRS 11: Accounting for Acquisitions of Interests in Joint Operations    1 January 2016*
IFRS 14 – Regulatory Deferral Accounts          1 January 2016*
IFRS 15 – Revenue from Contracts with Customers              1 January 2017*
IFRS 9 – Financial Instruments     1 January 2018*

¹	The effective dates are those applying to European Union endorsed IFRS if later than the IASB effective dates and relate to periods beginning on or after those dates detailed above.

*	Not European Union endorsed at the time of approval of the consolidated interim financial statements.

5. Determination of fair values
A number of the Group’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair value is defined in IFRS 13 ‘Fair Value Measurement’ as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. Where applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.
The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.
For assets and liabilities that are recognised in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.
Investment and development property
The fair value of real estate was determined by external, independent property valuers, having appropriate recognised professional qualifications and recent experience in the location and category of the property being valued. Such a valuation takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. It is anticipated that the independent valuers will assess the fair value of the Group’s investment and development property portfolio every six months.
The fair value measurement for investment property of £936.2 million has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above.
Loans secured by real estate
The fair value of certain loans secured by real estate was determined by external, independent valuers, having appropriate recognised professional qualifications and recent experience in the valuation of loans. It is anticipated that the independent valuers will provide the fair value of the Group’s portfolio of loans secured by real estate every six months.
The fair value measurement for loans secured by real estate of £109.8 million has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above.
Derivative financial instruments
Derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently re-measured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative.
Rent and other receivables
The fair value of rent and other receivables is estimated at the present value of future cash flows discounted at the market rate of interest at the measurement date. Fair value is determined at initial recognition and, where appropriate, for disclosure purposes. Where there is objective evidence that the recoverability of an asset is at risk, appropriate allowances for any irrecoverable amounts are recognised in the statement of comprehensive income.
Trade receivables

Trade receivables are initially measured at fair value, and are subsequently measured at amortised cost.
Trade and other payables
Trade and other payables are initially measured at fair value, and are subsequently measured at amortised cost.
6. Operating segments
The Group is organised in three business segments, against which the Group reports its segmental information, being United Kingdom real estate, United Kingdom loans secured by real estate and Republic of Ireland real estate. Operating segments are reported in a manner consistent with the internal reporting required to the chief operating decision maker, who has been identified as the Board of Directors of the Company.
Unallocated income and expenses are items incurred centrally which are neither directly attributable nor reasonably allocatable to individual segments. Unallocated assets are cash and cash equivalents and restricted cash.
The Group’s key measures of underlying performance of the United Kingdom and Republic of Ireland real estate segments is rental income as this measure illustrates and emphasises those segments’ contribution to the reported profits of the Group and the input of those segments to earnings per share. By focusing the prime performance measurement on rental income, other statistical data such as valuation movements are separately highlighted for analysis and attention.
The Group’s key measure of underlying performance of the United Kingdom loans secured by real estate segment is interest income as this measure illustrates and emphasises that segment’s contribution to the reported profits of the Group and the input of that segment to earnings per share.
Information related to each reportable segment is set out below.

	United Kingdom		Republic of Ireland	Segment total	Unallocated	Total
	Real estate	Loans secured by real estate	Real estate
	£m	£m	£m	£m	£m	£m
Profit before tax for the period ended 30 June 2014
Rental income	6.7		0.7	7.4	-	7.4
Interest from loans secured by real estate	-	1.2	-	1.2	-	1.2
Gain on sale of investment property	0.1	-	-	0.1	-	0.1
Net change in the fair value of investment and development property	18.1	-	3.0	21.1	-	21.1
Net change in the fair value of loans secured by real estate	-	0.2	-	0.2	-	0.2
Property operating expenses	(0.60)	-	-	(0.60)	-	(0.60)
Administrative expenses	(1.00)	-	(1.30)	(2.30)	(2.90)	(5.20)
Finance income	-	-	-	-	0.8	0.8
Finance costs	-	-	(0.20)	(0.20)	(0.10)	(0.30)
Segment profit/(loss) before tax	23.3	1.4	2.2	26.9	(2.20)	24.7

Assets/(liabilities) at 30 June 2014
Property related assets	540.8	109.8	395.7	1046.3	-	1046.3
Current assets	25.1	36.5	13.7	79.3	103.2	182.5
Segment assets	565.9	146.3	413.4	1,125.6	103.2	1,228.8
Segment liabilities	(18.3)	-	(214.2)	(232.5)	(3.8)	(236.3)

7. Rental income

Period ended 30 June 2014 £m
Rental income	6.9
Service charges	0.3
Other property income	0.2
7.4
8. Administrative expenses

Period ended 30 June 2014 £m
Legal and other administrative expenses	1.1
Directors’ remuneration	0.2
1.3

9. Property operating expenses

Period ended 30 June 2014 £m
Building services	0.3
Porterage, cleaning and repairs	0.2
Insurance	0.1
0.6

10. Finance income

Period ended 30 June 2014 £m
Bank interest	0.8
0.8

11. Finance costs

Period ended 30 June 2014 £m
Loss on foreign currency translation	0.1
Interest on mortgage borrowings	0.2
0.3
12. Taxation
a)    Company
The Company is tax resident in Jersey. Jersey has a corporate tax rate of zero under schedule D under the Income Tax (Jersey) Law 1961 as amended, so the Company is not subject to tax in Jersey on its income or gains and is not subject to United Kingdom corporation tax on any dividend or interest income it receives.
b)    Group
The Group is liable to foreign tax arising on activities in its overseas subsidiaries. Outside of Jersey, the Group has subsidiaries in Luxembourg and Ireland and investment and development property located in the United Kingdom.
Luxembourg has a corporate tax rate of 29.22% on worldwide income including capital gains. However, the Group’s tax liability is expected to be mitigated by the Luxembourg participation exemption and debt financing.
The Group’s investment and development property located in Ireland are held through an Irish Qualifying Investor Fund. Such a vehicle is exempt from Irish tax on income and gains.

The Group’s net rental income earned less deductible items on its investment and development property located in the United Kingdom is subject to United Kingdom income tax, currently at a rate applicable to the relevant Group undertakings of 20%.

Period ended 30 June 2014 £m
Current tax	0.5
Deferred tax	-
Tax expense	0.5

The charge for the period can be reconciled to consolidated income statement as follows:

Period ended 30 June 2014 £m
Tax expense reconciliation:
Profit/(loss) before tax for the period	24.5
Less: income not taxable	(21.8)
2.7
Analysed as arising from:
Jersey entities	-
Luxembourg entities	-
United Kingdom entities	2.7
Irish entities	-
2.7
Tax at domestic rates applicable to profits in the countries concerned is as follows:
Jersey taxation at 0%	-
Luxembourg taxation at 29.22%	-
United Kingdom taxation at 20%	0.5
Irish taxation at 0%	-
0.5

13. Earnings and net asset value per share
Basic earnings per share at 30 June 2014 is calculated by dividing the profit attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding for the period. Basic net asset value (‘NAV’) per share is calculated by dividing net assets in the statement of financial position attributable to ordinary shareholders of the Company by the number of ordinary shares outstanding during the period.
There are no dilutive instruments outstanding. Therefore, the basic and dilutive earnings per share and NAV per share are identical.

Weighted average number of ordinary shares at 30 June 2014	Number of shares	Weighted average number of shares

Shares issued on incorporation	2	2
Ordinary shares issued 28 February 2014	91,000,000	58,740,741
Ordinary shares issued 5 March 2014	9,100,000	5,633,333
Shares issued on 31 March 2014 to partially settle Investment Management fee	9,005	4,336
	100,109,007	64,378,412

Basic, diluted and EPRA earnings per share	Profit / (loss) after tax for period ended 30 June 2014 £m	Earnings / (loss) per share for period ended 30 June 2014 Pence
Basic and diluted earnings per share attributable to shareholders	24.2	37.6p
Adjusted for:
Net change in fair value of investment and development property	(21.10)	(32.8)p
Net change in fair value of loans secured by real estate	(0.20)	(0.3)p
Gain on sale of property	(0.10)	(0.2)p
EPRA earnings	2.8	4.3p

Basic and EPRA NAV per share	Net assets at 30 June 2014 £m	Number of shares at 30 June 2014	Net assets per share at 30 June 2014 Pence
Basic NAV per share	992.5	100,109,007	991.4p
Adjusted for:
Mark-to-market of derivative financial assets	(0.30)	100,109,007	(0.3)p
Mark-to-market of derivative financial liabilities	0.7	100,109,007	0.7p
EPRA adjusted NAV per share	992.9	100,109,007	991.8p
The European Public Real Estate Association (“EPRA”) issued Best Practices Recommendations, most recently in August 2011 and additional guidance in January 2013, which gives guidelines for performance measures.
The EPRA adjusted earnings are presented to provide what the Company believes is a more appropriate assessment of the operational income accruing to the Group’s activities. Hence, the Company adjusts basic earnings for income and costs which are not of a recurrent nature or which may be more of a capital nature.
EPRA has issued guidelines aimed at providing a measure of NAV on the basis of the long term fair values. The EPRA NAV per share items that are considered to have no impact in the long term such as the net mark-to-market adjustment to the value of financial instruments which are used for hedging purposes where the Company has the intention of keeping the hedge position until the end of the contractual duration. At 30 June 2014, there was no deferred tax applicable to the business and no dilutive or potentially dilutive equity arrangements in existence.

14. Investment and development property

	Portfolio management £m	Investment property under development £m	Total £m
Cost of investment and development property at 23 December 2013	-	-	-
Acquisition of investment and development property	906.6	7.2	913.8
Improvements to investment and development property	1.3	-	1.3
Fair value movement	21.1	-	21.1
Fair value of investment and development property at 30 June 2014	929.0	7.2	936.2

All of the Group’s investment and development property were acquired in the period between the date of admission to trading of shares on the London Stock Exchange and 30 June 2014. The total consideration before acquisition expenses of the investment and development properties acquired up to 30 June 2014 was £886.7 million and the total costs of acquisition, which comprised primarily stamp duty, legal services and other directly attributable costs arising from the transactions amounted to £27.1 million, resulting in total capitalised costs of £913.8 million to the Group on acquisition.
Investment property under development includes a partially built development site in the Central Park portfolio, with planning permission for 166 multifamily units and 14,800 square feet (‘sq ft’) of ground floor commercial space.
The Tiger Portfolio was acquired on 28 February 2014, as part of the seed portfolio. The Artemis Portfolio acquisition, also part of the seed portfolio, completed on 31 March 2014, whilst the acquisitions of the Jupiter portfolio, Central Park and the Opera portfolio and the Liffey Trust building completed in the second half of June 2014.
The fair value of the Group’s investment and development property at 30 June 2014 has been arrived at on the basis of a valuation carried out at that date by external valuers, CBRE. The valuations performed by CBRE, which conform with IFRS 13, to the Valuation Standards of the Royal Institution of Chartered Surveyors (the “RICS Red Book”) and with the International Valuation Board’s International Valuation Standards, were arrived at by reference to market comparables for similar properties.
Valuation process
The Board of Directors determines the Group’s valuation policies and procedures for property valuation. The Board decides which external valuer to appoint to be responsible for the external valuations of the Group’s properties. Selection criteria include market knowledge, reputation, independence and whether professional standards are maintained.
The Board decides after discussions with the Group’s external valuers and the Investment Manager:

•	Whether a property’s fair value can be reliably determined;

•	Which valuation method should be applied for each property – at 30 June 2014, the yield methodology was applied using market rental values capitalised with a market capitalisation rate or yield;

•	The assumptions made for unobservable inputs used in the valuation method (the major unobservable inputs are estimated rental value, long term vacancy rate and yield).
The Group, consistent with EPRA’s guidance, consider that all of its investment and development property falls within Level 3, as defined by IFRS 13 (as discussed in Note 5). The table below summarises the key unobservable inputs used in the valuation of the Group’s investment and development property at 30 June 2014:

Asset Class	Fair value at 30 June 2014 £m	Input	Range
			Low	High	Weighted average
UK - Retail Assets	100.5	Annual rent per sq ft (£)	4.58	133.86	12.19
		ERV* per sq ft	4.00	131.23	11.01
		Equivalent yield %	3.99	18.83	7.19
UK - Office Assets	347.1	Annual rent per sq ft (£)	3.78	32.28	13.24
		ERV per sq ft	2.50	37.50	14.48
		Equivalent yield %	4.11	18.46	7.43
UK - Industrial Assets	93.1	Annual rent per sq ft (£)	0.48	10.58	3.59
		ERV per sq ft	1.75	10.50	4.09
		Equivalent yield %	5.29	15.65	7.73
UK - Total	540.7	Annual rent per sq ft (£)	0.48	133.86	9.14
		ERV per sq ft	1.75	131.23	9.74
		Equivalent yield %	3.99	18.83	7.44
Ireland - Retail Assets	107.8	Annual rent per sq ft (€)	21.66	210.53	33.82
		ERV per sq ft	6.50	110.00	31.31
		Equivalent yield %	4.75	8.00	5.66
Ireland - Office Assets	206.8	Annual rent per sq ft (€)	15.43	51.93	36.72
		ERV per sq ft	28.16	35.40	33.04
		Equivalent yield %	4.51	6.87	5.24
Ireland – Multifamily	80.9	Annual rent per unit (€)	15,744	19,696	-
		ERV per unit	15,744	19,696	-
		Equivalent yield %	5.20	6.00	-
Ireland – Total (excluding Multifamily)	314.6	Annual rent per sq ft (€)	15.43	210.53	35.70
		ERV per sq ft	6.50	110.00	32.43
		Equivalent yield %	4.51	8.00	5.37
Estimated rental value (“ERV”)
The rent at which space could be let in the market conditions prevailing at the date of valuation.
Vacancy rate
The ERV of the expected average structural vacant space divided by ERV of the whole property. Vacancy rate can also be determined based on the percentage of estimated vacant space divided by the total lettable area.
Equivalent yield
The equivalent yield is defined as the internal rate of return of the cash flow from the property, assuming a rise to ERV at the next review, but with no further rental growth.
Sensitivity of measurement to variance of significant unobservable inputs
Rents and ERVs have a direct relationship to valuation, while yield has an inverse relationship. There are inter-relationships between all these unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation. The impact on the valuation will be mitigated by the interrelationship of two unobservable inputs moving in directions which have an opposite impact on value e.g. an increase in rent may be offset by an increase in yield, resulting in no net impact on the valuation.
15. Loans secured by real estate

30 June 2014 £m
At 23 December 2013	-
Acquisition of loans secured by real estate	146.1
Disposal of loans secured by real estate	(36.50)
Fair value movement	0.2
Fair value of loans secured by real estate at 30 June 2014	109.8

The loans secured by real estate are non-performing and were acquired at a discount to their nominal value reflecting their distressed state at the time of acquisition. At 30 June 2014, all of the loans are past due. None of the loans are expected to be repaid by recourse to the original borrower, although income from the underlying collateral assets is being generated. The majority of the loans were the subject of a receivership when acquired and do not pay interest. As a result of these factors, no disclosures are made in relation to maturity, age or interest rate risk.
The objective in purchasing these loans was to generate returns for the Group in the following ways:

•	Income will be generated from the portfolio of loans secured by real estate; or

•	Disposal of the collateral assets over time to achieve a redemption of the loan at a value greater than the acquisition cost; or

•	Acquisition of the collateral asset by the Company for inclusion in the investment and development property portfolio.
The Directors do not consider further impairment allowances are required against these loans as they expect that the loans will be recovered at least at their carrying value due to the value of the collateral on which they are secured.
The fair value of the Group’s loans at 30 June 2014 has been arrived at on the basis of a valuation carried out at that date by external valuers, CBRE. The valuations performed by CBRE conform to the International Valuation Board’s International Valuations Standards. The primary approach to valuing the loans adopted by CBRE was the yield to maturity approach. Such an approach reflects the loans’ income producing capabilities. This approach is based on the assumption that value is created by the expectation of benefits to be derived in the future. In addition, the Loan Cash Flow Methodology has been used which applies a discounted cash flow method by estimating the present value of the remaining monthly principal and interest payments calculated to the loan’s anticipated repayment date.
In assessing the valuations, CBRE have conformed to the RICS Red Book and with the International Valuation Board’s International Valuation Standards. At 30 June 2014, the value of the underlying investment property assets was £112.9 million.
The Group, consider that all of its loans secured by real assets fall within Level 3, as defined by IFRS 13 (as discussed in Note 5). The key unobservable inputs used in the valuation of the Group’s loans secured by real estate at 30 June 2014 are the discount rates used which are based on investment opportunities to deliver similar risk-adjusted returns to an investor. The discount rate applied to the loans, and which is dependent on the underlying loan portfolio, ranges between zero and 8%.
During the period, interest totalling £1.2 million was recognised in the income statement.

16. Rent and other receivables

30 June 2014 £m
Current
Deposits	8.9
Rent and service charge receivables	7.1
Prepayments, accrued interest and other receivables	4.0
VAT receivable	1.5
Total	21.5

The Group’s exposure to credit and market risks, and impairment losses related to rent and other receivables is disclosed in Note 23.
Deposits paid
Deposits paid includes an amount of £6.1 million paid on executing the purchase agreement for the acquisition of Portmarnock Hotel and Golf Links in May 2014. As at 30 June 2014, this acquisition had not closed. See Note 30 for further details. In addition, there is an amount of £2.8 million held in an escrow account relating to the Jupiter portfolio acquisition.
Rent and service charge receivables
Rent and service charge receivables are non-interest bearing and are typically due within 30 days.
At 30 June 2014 the maximum exposure to credit risk for deposits and for rent and service charge receivables was £7.1 million in the United Kingdom and £8.9 million in the Republic of Ireland.
17. Short term loans and receivables

30 June 2014 £m
Current
Loans secured by real estate assets	36.5
36.5

This amount arises from the acquisition of the Jupiter portfolio. A loan that the Group previously owned, and which was secured on the Jupiter portfolio, became repayable out of the proceeds the Group paid for the Jupiter portfolio.

18. Cash and cash equivalents

30 June 2014 £m
Cash at bank and on hand	27.6
Short-term deposits	71.9
Cash and cash equivalents in the statement of financial position	99.5
Cash and cash equivalents in the cash flow statement	99.5

The fair value of cash and cash equivalents at 30 June 2014 approximates to its carrying value. There is no significant concentration of credit risk with respect to cash and cash equivalents, as the Group holds cash accounts with a number of major financial institutions where credit risk is not considered significant.
Cash at bank earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirement of the Group and earn interest at the respective short-term deposit rates. The effective interest rate on short-term deposits was 0.3842% at 30 June 2014. All deposits are immediately available.
19. Restricted cash

30 June 2014 £m
Short-term deposits	25.0
25.0

As a result of a derivative financial contract, the Group holds restricted cash totalling £25.0 million. Such an amount is separately identified because conditions exist which restrict the use of such cash by the Group. As such, these amounts do not meet the definition of cash and cash equivalents as defined in IAS 7 ‘Statement of Cash Flows’. There is no specific requirement to hold such cash in restricted accounts and there is nothing preventing the Group from optimising returns by putting these monies on short-term deposit.
20. Trade and other payables

30 June 2014 £m

Deferred rental income	15.6
Accruals	11.6
Trade creditors	2.2
Other creditors	1.4
VAT payable	1.4
Corporation tax	0.5
32.7

Current	29.3
Non-current	3.4
32.7

Trade creditors and accruals primarily comprise amounts outstanding for trade purchases and ongoing costs.
All amounts are interest-free.

21. Mortgage borrowings

	Effective interest rate %	Maturity	Fair value £m	Book value £m

€195.8 million mortgage borrowing	Euribor + 3.85%	2018	156.9	156.9
€57.4 million mortgage borrowing	Euribor + 3.5%*	2019	46.0	46.0
				202.9

Current				10.3
Non-current				192.6
				202.9

* Reduces to Euribor +2.75% on 23 July 2014
The loans are secured by fixed charges over certain investment and development property assets, and cash and cash equivalents.
Movements in the Group’s mortgage borrowings are analysed as follows:

£m
At 23 December 2013	-
Assumption of non-recourse debt	202.9
As at 30 June 2014	202.9

22. Derivative financial instruments

30 June 2014 £m
Group
Non-current assets
Interest rate caps not designated as hedges	0.3
Non-current liabilities
Foreign currency forward contracts designated as hedges	(0.7)
(0.4)

The Group has entered into interest rate cap contracts with notional amounts of £145.2 million (€181.5 million). The caps are used to hedge the exposure to the variable interest rate payments on mortgage borrowings. The Group has also entered into foreign currency forward contracts with notional amounts of £110.0 million (€130.0 million) to hedge its investment in euro denominated assets.
All derivatives are initially measured at fair value at the date the derivative is entered into and are subsequently re-measured at fair value. The fair value is based on broker or counterparty quotes. Those quotes are tested for reasonableness by discounting estimated future cash flows based on the terms and maturity of each contract and using market interest rates for similar instruments at the measurement date. Foreign currency forward contracts are designated as net investment hedges of the investment in foreign operations and have been highly effective with no ineffectiveness recorded. Therefore movements in their fair value are recognised directly in OCI rather than the income statement and offset the impact of retranslating the related foreign currency subsidiary balance sheet at appropriate closing rates at each reporting date, as required by IAS 21.
The fair values of the Group’s outstanding derivative contracts have been estimated by calculating the present value of the future cash flows, using appropriate market discount rates. This valuation technique falls within Level 2, as defined by IFRS 13.

23. Financial risk management objectives and policies
Introduction
The Group is exposed to a variety of financial risks arising from the Group’s operations being principally market risk (including interest rate risk and foreign currency risk), credit risk and liquidity risk.
The Investment Manager oversees the management of these risks. All derivative activities for risk management purposes are carried out by specialist teams that have the appropriate skills, experience and supervision.
The Board of Directors reviews and agrees policies for managing each of these risks which are summarised below.
Financial risk factors

a)	Market risk
Market risk is the risk that the fair values of financial instruments will fluctuate because of changes in market prices, due to interest rate risk, foreign exchange risk and other price risks.
Interest rate risk
Interest rate risk is the risk that the future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates relates primarily to its debt obligations with floating interest rates.
To manage its interest rate risk, the Group enters into interest rate caps, in which it agrees to receive at specified intervals, the difference between variable rate interest amounts and the capped interest rate by reference to an agreed-upon notional principal amount. At 30 June 2014, after taking into account the effect of interest rate caps, 72% of the Group’s borrowings are hedged. Based on the Group’s debt balances at 30 June 2014, a 100 basis point increase in interest rates would increase the net interest payable in the income statement and reduce equity by £783,493. The sensitivity has been calculated by applying the interest rate change to the variable rate borrowings, net of interest-rate caps and cash and cash equivalents.
Foreign currency risk
The Group has operations in Europe which transact business denominated mostly in euro. There is currency exposure caused by translating the local trading performance and local net assets into Pound Sterling for each financial period and at each reporting date.
The Group’s net investment translation exposure (including the impact of derivative financial instruments) is summarised below:

30 June 2014 £m
Gross currency assets	601.1
Gross currency liabilities	(321.80)
279.3

Gross currency liabilities include £110 million of foreign exchange forward contracts designated as net investment hedges. The Group has entered into forward foreign exchange contracts to sell €130 million and buy Pound Sterling.
The sensitivity of the net assets of the Group to a 1% change in the value of Pound Sterling against euro is £2.8 million.

b)	Credit risk
Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risks from both its leasing activities and financing activities, including deposits with banks and derivatives. The maximum exposure to credit risk at the reporting date is the carrying value of each class of financial asset.
Tenant receivables
Credit risk is managed by requiring tenants to pay rentals in advance. A credit assessment is carried out prior to the inception of a lease with a new counterparty and is used to determine the size of the deposit required from that tenant at inception. The Group has a diverse portfolio and there is no concentration of credit risk within the lease portfolio to any business sector or individual company. Rent receivables (which include unpaid rent) were approximately 0.6% of total assets at 30 June 2014. Outstanding tenants’ receivables are regularly monitored. The Directors are of the view that the credit risk associated with unpaid rent is low owing to the long term nature and diversity of the Group’s tenancy arrangements.
Credit risk related to cash and cash equivalents and restricted cash

Credit risk from balances with banks is managed by the Investment Manager in accordance with the Investment Policy. Investments of surplus funds are made to avoid undue concentration of risks and therefore mitigate financial loss through potential counterparty failure.
Derivative financial instruments are transacted with counterparties with good investment grade credit ratings. The Group’s exposure and credit ratings of its counterparties are monitored by the Investment Manager throughout the year.
Loan secured by real estate
The risks associated with these loans are linked directly to the value of the property collateral underlying the loans. Any decline in the value of the property collateral underlying the loans is likely to lead to further impairment in the carrying value of the loans. The security underlying these loans includes five fire control centres in the UK and several retail units in Northern Ireland. The Directors have assessed the loans secured by real estate portfolio for impairment by reference to the value of the underlying collateral assets. They have determined that there is no evidence of any factors that would require them to make any allowances for impairment on this portfolio.

c)	Liquidity risk
The Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of bank deposits and loans.
The table below summarises the expected maturity profile of the Group’s financial liabilities based on contractual undiscounted payments and includes estimated interest payments:

	Less than 3 months	3 to 12 months	1 to 2 years	2 to 5 years	Over 5 years	Total
	£m	£m	£m	£m	£m	£m

Mortgage borrowings	10.4	7.5	7.7	205.1	-	230.7
Derivative financial liabilities	-	-	-	0.7	-	0.7
Trade and other payables	12.6	-	2.5	0.9	-	16.0
	23.0	7.5	10.2	206.7		247.4
No analysis has been provided in relation to the interest rate caps as there is no certainty as to the timing of the cash flow due to the nature of the underlying instrument.
The following table shows the book values and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

	Book value	Fair value	Level 1	Level 2	Level 3
	£m	£m	£m	£m	£m
Loans secured by real estate	109.8	109.8	-	-	109.8
Derivative financial assets	0.3	0.3	-	0.3	-
Short term loans and receivables	36.5	36.5	-	36.5	-
Total financial assets disclosed at fair value	146.6	146.6	-	36.8	109.8

Mortgage borrowings	202.9	202.9	-	202.9	-
Derivative financial liabilities	0.7	0.7	-	0.7	-
Total financial liabilities disclosed at fair value	203.6	203.6	-	203.6	-

The fair value of rent and other receivables, cash and cash equivalents, restricted cash and trade and other payables approximate their carrying value and they are carried at amortised cost.
The Directors have classified loans secured by real estate as fair value through profit or loss. The fair value of the Group’s loans at 30 June 2014 has been arrived at on the basis of a valuation carried out at that date by external valuers (see Note 15). The carrying value of non-interest bearing financial assets and financial liabilities and cash and cash equivalents approximates their fair values, largely due to their short-term maturities.
The fair value of forward foreign currency contracts is based on broker or counterparty quotes if available. If a broker quote is not available, then fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate (based on government bonds). The fair value of interest rate caps is based on broker quotes and, if not available, on discounting estimated future cash flows based on the terms and maturity of each contract and using market interest rates for a similar instrument at the measurement date.

The fair value of mortgage borrowings is estimated to approximate to the carrying value due to the variable nature of the loans and re-pricing dates.
24. Capital management
The Group manages its capital to ensure that entities in the Group will be able to continue as going concerns and as such it aims to maintain a prudent mix between debt and equity financing. The Group’s capital comprises equity attributable to shareholders of the Company and debt which includes mortgage borrowings and cash and cash equivalents.
Details of mortgage borrowings are set out in Note 21. Mortgage borrowings are secured on specific portfolios and are non–recourse to the Group as a whole. During the period, the Group did not breach any of its loan covenants, nor did it default on any other of its obligations under its loan agreements.
The Group monitors capital primarily using a loan-to-value (“LTV”) ratio, which is calculated as the amount of outstanding borrowings divided by the value of the Group’s assets (including cash and cash equivalents). The Investment Manager expects that on an overall basis the Group LTV will not exceed 50% (at the time of borrowing) and in any event the Group’s LTV will not exceed 65% at the time of borrowing.
The Group LTV ratio at 30 June 2014 was 17.3%.
The Group is not subject to any externally imposed capital requirements.
25. Stated capital

Ordinary shares Number
Authorised
Ordinary shares	Unlimited

Ordinary share issued and fully paid
Shares issued on incorporation on 23 December 2013	2
Shares issued on 28 February 2014	91,000,000
Shares issued on 5 March 2014	9,100,000
Shares issued to partially settle Investment Management fee	9,005
At 30 June 2014	100,109,007

Period ended 30 June 2014 £m

Issued and fully paid up ordinary shares	1,001.1
Share issue costs	(32.0)
969.1

The Company has unlimited authorised share capital of no par value.
The issued and fully paid-up ordinary shares rank equally. The holders of the ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Company.

26. Reserves
Foreign currency translation reserve
The foreign currency translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations, as well as the effective portion of any foreign currency differences arising from hedges of a net investment in a foreign operation.
27. Dividends
There were no dividends declared or paid by the Company during the reporting period.
The Board has proposed an interim dividend of 2 pence per share. It will be paid on 29 August 2014 to shareholders on the register at the close of business on 15 August 2014.
28. Related party transactions

a)	Parent and ultimate controlling party
The Company’s parent and ultimate controlling party is Kennedy-Wilson Holdings, Inc (“KWI”). This is by virtue of a wholly owned subsidiary of KWI, Kennedy Wilson Investment Management Ltd (the Investment Manager), being entitled to receive certain management and performance fees.
In addition, KWI and its subsidiaries hold 13,509,007 shares in the Company at 30 June 2014. Of these 13,509,007 shares, 13,209,007 are beneficially held by KWI or its subsidiaries, 120,000 are held for the Directors of the Company as set out below and the remaining 180,000 are held on behalf of other employees of KWI or its subsidiaries.
On 28 February 2014, on admission to the London Stock Exchange, the Company issued 7,000,000 shares to KW Europe Investors Ltd and Welford Limited (an unrelated entity) in equal portions in consideration for the acquisition of the holding company of the Tiger Portfolio of investment properties. The fair value of the shares on issue was £70.0 million.
The Investment Manager, pursuant to the terms of an investment management agreement with the Company, is entitled to receive a management fee from the Company at an annual rate of 1.0 per cent of the EPRA NAV of the Company, payable quarterly in arrears, except that until the investment or commitment to invest of at least 75 per cent of the net cash proceeds of the issue of shares at the time of the Company’s flotation, the Investment Management fee, paid quarterly in arrears, equates to 1.0 per cent of the invested and committed capital of the Initial Public Offer (the ‘IPO’) issue (plus the number of shares relating to the acquisition of the Tiger portfolio at the IPO Issue Price of £10.00 per share). The Investment Management fee is payable 50% in cash and 50% through the issuance of ordinary shares in the Company.
On 31 March 2014, the Company issued 9,005 shares in part settlement of Investment Management fee for the quarter ended 31 March 2014 to the Investment Manager. In accordance with the investment management agreement, the fair value price was the average closing share price for the twenty days immediately prior to the issue date of these shares being £10.51 per share so the total consideration equated to £94,643. In addition, a cash payment in the amount of £94,643 was paid to the Investment Manager in settlement of the Investment Manager fee.
For the quarter ended 30 June 2014, the Investment Management fee payable to the Investment Manager totals £2.5 million, of which 50% will be paid in cash and 50% through the issuance of ordinary shares of the Company.
The Company will pay an annual performance fee calculated with reference to total shareholder return. The fee is the lesser of 20 per cent of a) the excess over an annualised annual return hurdle of 10 per cent (being for the first period, the Gross Opening NAV divided by the number of Ordinary Shares in issue immediately following admission) or b) the excess of year end EPRA NAV per ordinary share over the relevant High Water Mark (being the greater of the closing EPRA NAV per Ordinary Share and the Gross Opening NAV plus further cash and non-cash issues of Ordinary shares calculated per Ordinary Share). “Gross Opening NAV” is the gross cash proceeds of the issue of shares at the time of the Company’s flotation and an amount equal to £70.0 million. No Performance fee is payable at 30 June 2014.
The Company, KW Europe Investors Ltd and KW Carried Interest Partner LP (acting as nominee for certain employees of the KW Group) entered into a subscription agreement dated 25 February 2014 (the “KW Subscription Agreement”). Pursuant to the KW Subscription

Agreement, the KW Group, through KW Europe Investors Ltd and the KW Carried Interest Partner LP committed to subscribe for in aggregate 9,000,000 Ordinary Shares at a price of £10.00 per share.

The Company, KW Europe Investors Ltd, certain banks identified in the Company’s IPO prospectus and KW Carried Interest Partner LP entered into a lock-up agreement dated 25 February 2014 (the “KW Lock-up Agreement”). Pursuant to the terms of the KW Lock-up Agreement, each of KW Europe Investors Ltd and KW Carried Interest Partner undertook, subject to certain customary exceptions, not to dispose of the Ordinary Shares acquired by it pursuant to the Issue at the time of the Company’s flotation, for a period of 12 months from 28 February 2014. In addition, for a period of 12 months after the expiration of such 12-month lock-up period from the date of admission and/or in certain other circumstances, such Ordinary Shares held by KW Europe Investors Ltd and KW Carried Interest Partner LP may be sold, provided that any such sale shall be in accordance with the requirements and terms and conditions of the Company’s broker so as to maintain an orderly market in the Company’s publicly traded securities.
On 9 May 2014 the Company announced that, through certain wholly-owned subsidiaries, it had entered into a conditional agreement to acquire a portfolio of multifamily and commercial properties located in Dublin (the “Central Park Portfolio”) from KW EU Investors X, LLC by acquiring the entire participating share capital issued by KW Real Estate plc, in respect of its sub-fund, KW Irish Real Estate Fund IX, for a total consideration of approximately €88.1 million (approximately £71.4 million), comprising approximately €30.7 million (approximately £24.9 million) of cash and approximately €57.4 million (approximately £46.5 million) of assumed non-recourse debt (the “Central Park Acquisition”), and a separate conditional agreement to acquire a portfolio of properties located across Dublin, with one in Cork (the “Opera Portfolio”) from VF Opera LLC and KWF Real Estate Venture XV, LP and KWI by acquiring the entire participating share capital issued by Cavalli Investments plc, in respect of its sub-fund Cavalli Real Estate Fund I, for a total consideration of approximately €391.4 million (approximately £317.0 million), comprising approximately €194.9 million (approximately £157.9 million) of cash and approximately €196.5 million (approximately £159.2 million) of assumed non-recourse debt (the “Opera Acquisition”). The Central Park Acquisition and the Opera Acquisition each completed before 30 June 2014.
Pursuant to a conditional deed of novation and variation dated 25 February 2014 between (1) the British Overseas Bank Nominees Limited and WGTC Nominees Limited in their capacity as nominees for and on behalf of National Westminster Bank plc as trustee of the Scottish Widows Investment Property Partnership Trust (an un-related party)(the “Artemis Sellers”) (2) Dionysus Limited, Niobe Limited and Agamemnon Limited (the “Artemis Original Purchasers”) (being related parties) (3) KW Niobe Limited, KW Dionysus Limited and KW Agamemnon Limited (the “Artemis New Purchasers”) (being entities within the Group) and (4) KWI, (the “Artemis Novation Agreement”) the Artemis Acquisition Agreement (the acquisition agreement dated 23 December 2013 between the Artemis Sellers and the Artemis Original Purchasers) was novated from the Artemis Original Purchasers (as original purchasers) to the Artemis New Purchasers (as the new purchasers), as a result of which the Group acquired the Artemis Portfolio from the Artemis Sellers. The acquisition of the Artemis portfolio completed before 30 June 2014.

b)	Transactions with key management personnel
The Directors of the Company received total fees for the period as follows:

Period ended 30 June 2014
Charlotte Valeur	£75,182
William McMorrow	-
Mark McNicholas	£51,849
Simon Radford	£43,082
Mary Ricks	-
The Directors’ interests in the shares of the Company are detailed below:

30 June 2014 Number of ordinary shares held
Charlotte Valeur	-
William McMorrow	60,000
Mark McNicholas	-
Simon Radford	-
Mary Ricks	60,000

The Investment Manager is considered to be included within the definition of key management personnel. Details of the transactions with the Investment Manager are outlined above.
The total amount paid to key management personnel is £2.9 million.

c)	Other related parties
There were no transactions with other related parties.
29. Group entities
Except where indicated the following are indirect subsidiaries of the Company. All the Company’s direct and indirect interests are in ordinary shares. All are wholly owned property investment companies and are included in the consolidated interim financial statements.

Incorporated and registered in Jersey
Bengal Ltd
Bizet Ltd
Crumbie Ltd
Jupiter Argyle Ltd
Jupiter Friars Ltd
Jupiter Holdco Limited
Jupiter Marathon Ltd
Jupiter Pennine Ltd
Jupiter Rubislaw Ltd
Jupiter Showroom Ltd
Jupiter Seafield Ltd
Jupiter Tradeco Ltd
Jupiter Trident Ltd
KW Agamemnon Ltd
KW Artemis UK Properties Hold Co Ltd
KW Dionysus Ltd
KW Niobe Ltd
KW UK Assets Holdco Ltd *
KWVF Tiger Ltd
Nessun Ltd
Scarlatti Ltd
Traviata Ltd

Incorporated and registered in Luxembourg
KW Real Estate Lux S.à.r.l *
KW Investment One Lux S.à.r.l.
KW Investment Two Lux S.à.r.l.
KW Investment Three Lux S.à.r.l.
KW Investment Four Lux S.à.r.l.
KW Investment Five Lux S.à.r.l.
KW Investment Six Lux S.à.r.l.
KW Investment Seven Lux S.à.r.l.
KW Investment Eight Lux S.à.r.l.
KW Investment Nine Lux S.à.r.l.
KW Investment Ten Lux S.à.r.l.

Incorporated and registered in Republic of Ireland
Cavalli Investments plc
KW Investment Funds plc
KW Portmarnock Ops Ltd

* Directly owned

30. Subsequent events
On 5 June 2014, KW Investments Six Lux S.à.r.l., a wholly owned subsidiary of the Company, entered into an agreement to buy the Portmarnock Hotel and Golf Links, and paid a deposit of £6.1 million (€7.5 million). On closing of the transaction on 7 July 2014, the Group paid the vendor the balance owing of £17.7 million (€22.3 million).
On 31 July 2014, the Company, through a wholly owned subsidiary, entered into an agreement with Ulster Bank Ireland Limited to acquire the Elliott loan portfolio secured against a portfolio of 13 investment property assets, comprising primarily office, industrial, retail and multifamily properties for an aggregate consideration of £59.4 million (equivalent to €75 million using an exchange rate of €1.00 : £0.792). This acquisition is expected to complete in early September 2014.
On 31 July 2014, the Company, through a wholly owned subsidiary, entered into an agreement to acquire the Marshes Shopping Centre in Dundalk, Ireland for an aggregate consideration of £35.2 million (equivalent to €44.5 million using an exchange rate of €1.00 : £0.792). This acquisition is expected to complete at the end of August 2014.
On 6 August 2014, the Company approved the payment of the Investment Management fee of £2.5 million (for the quarter ended 30 June 2014) payable to the Investment Manager, comprising 116,208 shares and £1.2 million cash.
On 7 August 2014, the Company completed a £127 million financing. The facility has been arranged with GE Real Estate Loans Limited and has a five year term. Under the terms of the facility agreement the Company has the option to extend the term of the loan through two separate one year extensions. The facility is secured against the Tiger and Artemis investment property portfolios.

31. Commitments and Contingencies
There are no commitments or contingencies at the period end other than those detailed in Note 30, and as outlined above.
32. Operating lease arrangements
The Group earns rental income by leasing its investment properties to tenants under non-cancellable operating leases. At the reporting date, the Group had contracted with tenants to receive the following future minimum lease payments:

30 June 2014 £m
Not later than one year	57.7
Later than one year but not more than five years	151.7
More than five years	273.1
482.5
33. Approval of the consolidated interim financial statements
The consolidated interim financial statements were approved by the Board on 6 August 2014.